Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Fiscal 2018 Full-Year and Fourth-Quarter Results

ATLANTA, GA — March 19, 2019 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today reported Net sales of $6.0 billion in fiscal 2018 ended February 3, 2019, an increase of $926 million, or 18.1 percent, as compared to fiscal 2017.  Fiscal 2018 consisted of 53 weeks, as compared to 52 weeks in fiscal 2017.  Organic sales growth, net of the change in selling days, was 9.2 percent in fiscal 2018, as compared to fiscal 2017.

“I couldn’t be more proud of the team’s performance in 2018.  We delivered strong organic growth throughout the year, seamlessly integrated the A.H. Harris business and repurchased 15.5 million shares of common stock,” stated Joe DeAngelo, Chairman and CEO of HD Supply. “I’d like to thank our associates for the exceptional service they provide to our customers every day.”

Gross profit increased $342 million, or 16.8 percent, to $2,375 million in fiscal 2018, as compared to $2,033 million in fiscal 2017.  Gross profit was 39.3 percent of Net sales in fiscal 2018, a decrease of approximately 40 basis points from 39.7 percent in fiscal 2017.

Operating income increased $116 million, or 19.1 percent, to $724 million in fiscal 2018, as compared to $608 million in fiscal 2017.  Operating income was 12.0 percent of Net sales in fiscal 2018, an increase of approximately 10 basis points from 11.9 percent in fiscal 2017.

Net income decreased $576 million to $394 million in fiscal 2018, as compared to $970 million in fiscal 2017. The decrease in Net income was impacted by a fiscal 2017 $732 million gain, net of $197 million of tax, on the sale of our Waterworks business unit, partially offset by a $72 million non-cash charge as a result of the Tax Cuts and Jobs Act of 2017. Net income per diluted share was $2.17 in fiscal 2018, as compared to $5.01 in fiscal 2017.

Adjusted EBITDA increased $140 million, or 19.2 percent, to $871 million in fiscal 2018, as compared to $731 million in fiscal 2017.  Adjusted EBITDA was 14.4 percent of Net sales in fiscal 2018, an increase of approximately 10 basis points from 14.3 percent in fiscal 2017.  The 53rd week in fiscal 2018 added approximately $13 million of Adjusted EBITDA.

Adjusted net income increased $172 million, or 38.5 percent, to $619 million in fiscal 2018, as compared to $447 million in fiscal 2017.  Adjusted net income per diluted share increased $1.09, or 47.2 percent, to $3.40 in fiscal 2018, as compared to $2.31 in fiscal 2017.  The 53rd week in fiscal 2018 added approximately $0.07 of Adjusted net income per diluted share.

Fourth-Quarter 2018 Results

Net sales increased $263 million, or 22.2 percent, to $1,446 million in fourth quarter 2018, as compared to the $1,183 million in fourth quarter 2017.  The fourth quarter 2018 consisted of 14 weeks, as compared to 13 weeks in fourth quarter 2017.  Organic sales growth, net of the change in selling days, was 7.4 percent in fourth quarter 2018, as compared to fourth quarter 2017.

Gross profit increased $104 million, or 22.2 percent, to $572 million in fourth quarter 2018, as compared to $468 million in fourth quarter 2017. Gross profit was 39.6 percent of Net sales in fourth quarter 2018, flat versus fourth quarter 2017.

Operating income increased $32 million, or 27.4 percent, to $149 million in fourth quarter 2018, as compared to $117 million in fourth quarter 2017. Operating income was 10.3 percent of Net sales in fourth quarter 2018, an increase of approximately 40 basis points from 9.9 percent in fourth quarter 2017.

Net income increased $101 million to $92 million in fourth quarter 2018, as compared to a Net loss of $9 million in fourth quarter 2017. The fourth quarter 2017 loss was due to a $72 million non-cash charge for the re-measuring of the company’s U.S. deferred tax assets and liabilities resulting from the Tax Cuts and Jobs Act of 2017. Net income per diluted share was $0.52 in fourth quarter 2018, as compared to a Net loss of $0.05 per diluted share in fourth quarter 2017.

Adjusted EBITDA increased $35 million, or 23.0 percent, to $187 million in fourth quarter 2018, as compared to $152 million in fourth quarter 2017. Adjusted EBITDA was 12.9 percent of Net sales in fourth quarter 2018, an increase of approximately 10 basis points from 12.8 percent in fourth quarter 2017.  The 14th week in fourth-quarter 2018 added approximately $13 million of Adjusted EBITDA.

Adjusted net income increased $32 million, or 35.2 percent, to $123 million in fourth quarter 2018, as compared to $91 million in fourth quarter 2017.  Adjusted net income per diluted share increased $0.21, or 42.9 percent, to $0.70 in fourth quarter 2018, as compared to $0.49 in fourth quarter 2017.  The 14th week in fourth quarter 2018 added approximately $0.07 of Adjusted net income per diluted share.

As of February 3, 2019, HD Supply’s combined liquidity of $589 million was comprised of $38 million in cash and cash equivalents and $551 million of additional available borrowings (excluding $7 million of borrowings on available cash balances) under HD Supply, Inc.’s senior asset-based lending facility, based on qualifying inventory and receivables.

Share Repurchase Programs

During the fourth quarter of fiscal 2018, the company completed the $500 million of share repurchases authorized by the Board of Directors in August 2017 and began purchasing shares under the additional $500 million of share repurchases authorized by the Board of Directors in November 2018.  During the fourth quarter of fiscal 2018, the company repurchased a total of 10.8 million shares for $406 million at an average price per share of $37.65.  During the full-year of fiscal 2018, the company repurchased a total of 15.5 million shares for $585 million at an average price per share of $37.78.  As of the end of fiscal 2018, $375 million was remaining under the company’s current share repurchase authorization.

Business Unit Performance

Facilities Maintenance

Full-Year Results

Net sales increased $242 million, or 8.5 percent, to $3,089 million in fiscal 2018, as compared to $2,847 million in fiscal 2017.  Sales growth, net of the change in selling days, was 6.6 percent in fiscal 2018, as compared to fiscal 2017.  Adjusted EBITDA increased $47 million, or 9.4 percent, to $546 million in fiscal 2018, as compared to $499 million in fiscal 2017.  Adjusted EBITDA was 17.7 percent of Net sales in fiscal 2018, an increase of approximately 20 basis points from 17.5 percent in fiscal 2017.

Fourth Quarter Results

Net sales increased $94 million, or 14.6 percent, to $736 million in fourth quarter 2018, as compared to $642 million in fourth quarter 2017.  Sales growth, net of the change in selling days, was 6.4 percent in fourth quarter 2018, as compared to fourth quarter 2017.  Adjusted EBITDA increased $22 million, or 21.6 percent, to $124 million in fourth quarter 2018, as compared to $102 million in fourth quarter 2017.  Adjusted EBITDA was 16.8 percent of Net sales in fourth quarter 2018, an increase of approximately 90 basis points from 15.9 percent in fourth quarter 2017.

Construction & Industrial

Full-Year Results

Net sales increased $682 million, or 29.9 percent, to $2,961 million in fiscal 2018, as compared to $2,279 million in fiscal 2017.  Organic sales growth, net of the change in selling days, was 12.4 percent in fiscal 2018, as compared to fiscal 2017. Adjusted EBITDA increased $93 million, or 40.1 percent, to $325 million in fiscal 2018, as compared to $232 million in fiscal 2017. Adjusted EBITDA was 11.0 percent of Net sales in fiscal 2018, an increase of approximately 80 basis points from 10.2 percent in fiscal 2017.

Fourth Quarter Results

Net sales increased $169 million, or 31.2 percent, to $711 million in fourth quarter 2018, as compared to $542 million in fourth quarter 2017.  Organic sales growth, net of the change in selling days, was 8.5 percent in fourth quarter 2018, as compared to fourth quarter 2017. Adjusted EBITDA increased $13 million, or 26.0 percent, to $63 million in fourth quarter 2018, as compared to $50 million in fourth quarter 2017.  Adjusted EBITDA was 8.9 percent of Net sales in fourth quarter 2018, a decrease of approximately 30 basis points from 9.2 percent in fourth quarter 2017.

Fourth-Quarter Monthly Sales Performance

Net sales for November, December, and January of fiscal 2018 were $426 million, $455 million, and $565 million, respectively.  Selling days in November, December, and January of fiscal 2018 were 18, 20, and 28, respectively, as compared to selling days in November, December, and January of fiscal 2017, which were 18, 20, and 23, respectively.  Average year-over-year daily sales growth for November, December, and January was 14.6 percent, 16.7 percent, and 10.3 percent, respectively. On an organic basis, average year-over-year daily sales growth for November, December, and January was 6.8 percent, 9.5 percent, and 4.3 percent, respectively.  As expected, holiday timing unfavorably affected January sales, as Christmas Eve and New Year’s Eve fell on Mondays during January of fiscal 2018 as compared to Sundays during January of fiscal 2017.

Preliminary February Sales Results

Preliminary Net sales in February of fiscal 2019 were approximately $423 million, which represents year-over-year average daily sales growth of approximately 8.1 percent (2.2 percent on an organic basis).  Preliminary February year-over-year average daily sales growth by business segment was approximately 6.0 percent for Facilities Maintenance and approximately 10.5 percent (a decline of 2.4 percent on an organic basis) for Construction & Industrial.  There were 20 selling days in both February of fiscal 2019 and February of fiscal 2018.  February of fiscal 2019 sales were unfavorably impacted by inclement winter weather and unusually wet weather, particularly in our Construction & Industrial business on the West Coast.

Fiscal Year 2019 and First-Quarter 2019 Outlook

In fiscal year 2019, the company estimates end market growth of approximately 2-3 percent.

For first quarter 2019, the company anticipates Net sales to be in the range of $1,465 million to $1,515 million, Adjusted EBITDA in the range of $192 million to $207 million, and Adjusted net income per diluted share in the range of $0.75 to $0.84.  The first quarter 2019 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of 171 million.  At the mid-point of the ranges, our first quarter 2019 Net sales and Adjusted EBITDA translate into approximately 7 percent growth and 5 percent growth, respectively, versus prior year.

For full-year fiscal 2019, Net sales are anticipated to be in the range of $6,300 million and $6,450 million, Adjusted EBITDA in the range of $900 million and $950 million, and Adjusted net income per diluted share in the range of $3.52 and $3.81.  The full-year fiscal 2019 Adjusted net income per diluted share range assumes a fully diluted weighted average share count of approximately 171 million. At the mid-point of the ranges, and net of the change in selling days, our full-year fiscal 2019 Net sales and Adjusted EBITDA translate into approximately 7 percent growth and 8 percent growth, respectively, versus prior year.

The company will provide further specifics on its end markets, the first quarter 2019 outlook and the full-year fiscal 2019 outlook during the fourth-quarter 2018 earnings conference call and in the earnings call presentation materials.

Fiscal 2018 Fourth-Quarter Conference Call

As previously announced, HD Supply will hold a conference call on Tuesday, March 19th, 2019 at 8:00 a.m. (Eastern Time) to discuss its fourth-quarter and full-year fiscal 2018 results.  The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the company’s Web site at hdsupply.com. The online replay will remain available for a limited time following the call.

Non-GAAP Financial Measures

HD Supply supplements its reporting of Net income with non-GAAP measurements, including Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.  Additional information regarding Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share referred to in this press release is included below under “Reconciliation of Non-GAAP Measures.”

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in the maintenance, repair and operations, and specialty construction sectors. Through approximately 270 branches and 44 distribution centers in the U.S. and Canada, the company’s approximately 11,500 associates provide localized, customer-tailored products, services and expertise.

Forward-Looking Statements and Preliminary Results

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions and information currently available to management and are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future results, and that actual results may differ materially from those made in or suggested by the forward-looking information contained in this press release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those “Risk factors” in our annual report on Form 10-K, for the fiscal year ended February 3, 2019, filed on March 19, 2019 and those described from time to time in our, and HD Supply, Inc.’s, other filings with the U.S. Securities and Exchange Commission (the “SEC”), which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

First-quarter 2019 and fiscal year 2019 estimates for Net sales, Adjusted EBITDA and Adjusted net income per diluted share are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end adjustments. Any variation between HD Supply’s actual results and the preliminary financial data set forth above may be material.

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Amounts in millions, except share and per share data, Unaudited

	Three Months Ended		Fiscal Year Ended
	February 3, 2019	January 28, 2018	February 3, 2019	January 28, 2018
Net Sales	$1,446	$1,183	$6,047	$5,121
Cost of sales	874	715	3,672	3,088
Gross Profit	572	468	2,375	2,033
Operating expenses:
Selling, general and administrative	396	326	1,543	1,334
Depreciation and amortization	27	22	99	85
Restructuring	—	3	9	6
Total operating expenses	423	351	1,651	1,425
Operating Income	149	117	724	608
Interest expense	29	32	130	166
Interest (income)	—	(1)	(1)	(2)
Loss on extinguishment & modification of debt	—	3	69	84
Income from Continuing Operations Before Provision for Income Taxes	120	83	526	360
Provision for income taxes	30	101	135	193
Income (loss) from Continuing Operations	90	(18)	391	167
Income from discontinued operations, net of tax	2	9	3	803
Net Income (loss)	$92	$(9)	$394	$970
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(1)	2	(2)
Unrealized loss on cash flow hedge, net of tax of $4, $-, $5, $-	(11)	—	(15)	—
Total Comprehensive Income (loss)	$81	$(10)	$381	$968

Weighted Average Common Shares Outstanding (thousands)
Basic	174,831	184,831	181,099	192,236
Diluted	175,593	184,831	181,929	193,668

Basic Earnings Per Share(1):
Income (loss) from Continuing Operations	$0.51	$(0.10)	$2.16	$0.87
Income from Discontinued Operations	$0.01	$0.05	$0.02	$4.18
Net Income (loss)	$0.53	$(0.05)	$2.18	$5.05
Diluted Earnings Per Share(1):
Income (loss) from Continuing Operations	$0.51	$(0.10)	$2.15	$0.86
Income from Discontinued Operations	$0.01	$0.05	$0.02	$4.15
Net Income (loss)	$0.52	$(0.05)	$2.17	$5.01

(1) Due to rounding, amounts may not add to totals

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Amounts in millions, except per share data, Unaudited

	February 3, 2019	January 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$38	$558
Receivables, less allowance for doubtful accounts of $18 and $12	732	612
Inventories	766	674
Other current assets	50	31
Total current assets	1,586	1,875
Property and equipment, net	370	325
Goodwill	1,990	1,807
Intangible assets, net	191	91
Deferred tax asset	78	205
Other assets	18	15
Total assets	$4,233	$4,318
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$367	$377
Accrued compensation and benefits	109	95
Current installments of long-term debt	11	11
Other current liabilities	259	138
Total current liabilities	746	621
Long-term debt, excluding current installments	2,129	2,090
Other liabilities	77	141
Total liabilities	2,952	2,852
Stockholders’ equity:
Common stock, par value $0.01; 1 billion shares authorized; 170.7 million and 185.7 million shares issued and outstanding at February 3, 2019, and January 28, 2018, respectively	2	2
Paid-in capital	4,067	4,029
Accumulated deficit	(1,572)	(1,966)
Accumulated other comprehensive loss	(30)	(17)
Treasury stock, at cost, 34.2 and 18.2 million shares at February 3, 2019 and January 28, 2018, respectively	(1,186)	(582)
Total stockholders’ equity	1,281	1,466
Total liabilities and stockholders’ equity	$4,233	$4,318

HD SUPPLY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in millions, Unaudited

	Fiscal Year Ended
	February 3, 2019	January 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$394	$970
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	106	97
Provision for uncollectibles	12	9
Non-cash interest expense	17	16
Payment of discounts upon extinguishment of debt	(4)	(6)
Loss on extinguishment & modification of debt	69	84
Stock-based compensation expense	26	26
Deferred income taxes	122	407
(Gain) loss on sales of businesses, net	—	(934)
Other	—	2
Changes in assets and liabilities, net of the effects of acquisitions & dispositions:
(Increase) decrease in receivables	(79)	(173)
(Increase) decrease in inventories	(59)	(127)
(Increase) decrease in other current assets	(1)	6
(Increase) decrease in other assets	(2)	—
Increase (decrease) in accounts payable and accrued liabilities	(18)	125
Increase (decrease) in other long-term liabilities	1	—
Net cash provided by operating activities	584	502
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115)	(94)
Payments for businesses acquired, net	(362)	—
Proceeds from sales of property and equipment	—	2
Proceeds from sales of businesses, net	—	2,421
Net cash provided by (used in) investing activities	(477)	2,329
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under employee benefit plans	13	41
Purchase of treasury shares	(596)	(584)
Tax withholdings on stock-based awards	(7)	—
Borrowings of long-term debt	930	113
Repayments of long-term debt	(1,243)	(1,529)
Borrowings on long-term revolver debt	523	628
Repayments on long-term revolver debt	(229)	(995)
Debt issuance and modification costs	(19)	(26)
Other financing activities	1	4
Net cash provided by (used in) financing activities	(627)	(2,348)
Effect of exchange rates on cash and cash equivalents	—	—
Increase (decrease) in cash and cash equivalents	$(520)	$483
Cash and cash equivalents at beginning of period	558	75
Cash and cash equivalents at end of period	$38	$558

HD SUPPLY HOLDINGS, INC.

SEGMENT REPORTING

Amounts in millions, Unaudited

	Facilities Maintenance	Construction & Industrial	Eliminations	Total Continuing Operations
Three Months Ended February 3, 2019
Net sales	$736	$711	$(1)	$1,446
Adjusted EBITDA	124	63	—	187
Depreciation(1) & Software Amortization	12	10	—	22
Other Intangible Amortization	2	4	—	6

Three Months Ended January 28, 2018
Net sales	$642	$542	$(1)	$1,183
Adjusted EBITDA	102	50	—	152
Depreciation(1) & Software Amortization	10	11	—	21
Other Intangible Amortization	3	—	—	3

Fiscal Year Ended February 3, 2019
Net sales	$3,089	$2,961	$(3)	$6,047
Adjusted EBITDA	546	325	—	871
Depreciation(1) & Software Amortization	40	44	—	84
Other Intangible Amortization	8	14	—	22

Fiscal Year Ended January 28, 2018
Net sales	$2,847	$2,279	$(5)	$5,121
Adjusted EBITDA	499	232	—	731
Depreciation(1) & Software Amortization	36	42	—	78
Other Intangible Amortization	9	3	—	12

(1)         Depreciation includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

Reconciliation of Non-GAAP Measures

Adjusted EBITDA and Adjusted net income are not recognized terms under GAAP and do not purport to be alternatives to Net income as a measure of operating performance. We present Adjusted EBITDA and Adjusted net income because each is a primary measure used by management to evaluate operating performance. In addition, we present Adjusted net income to measure our overall profitability as we believe it is an important measure of our performance. We believe the presentation of Adjusted EBITDA and Adjusted net income enhances investors’ overall understanding of the financial performance of our business.

Adjusted EBITDA is based on “Consolidated EBITDA,” a measure which is defined in our senior credit facilities and used in calculating financial ratios in several material debt covenants. Adjusted EBITDA is defined as Net income (loss) less Income from discontinued operations, net of tax, plus (i) Interest expense and Interest income, net, (ii) Provision (benefit) for income taxes, (iii) depreciation and amortization and further adjusted to exclude loss on extinguishment of debt, non-cash items and certain other adjustments to Consolidated Net Income permitted in calculating Consolidated EBITDA under our senior credit facilities.

Adjusted net income is defined as Net income (loss) less Income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt, certain non-cash, non-recurring or unusual items, net of tax.

We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and Adjusted net income have limitations as analytical tools and should not be considered in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•                       Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs;

•                       Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;

•                       Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

•                       Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Adjusted EBITDA

The following table presents a reconciliation of Net income (loss) and Income (loss) from Continuing Operations, the most directly comparable financial measures under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	February 3, 2019	January 28, 2018	February 3, 2019	January 28, 2018
Net income (loss)	$92	$(9)	$394	$970
Less income from discontinued operations, net of tax	2	9	3	803
Income (loss) from continuing operations	90	(18)	391	167
Interest expense, net	29	31	129	164
Provision for income taxes	30	101	135	193
Depreciation and amortization (1)	28	24	106	90
Loss on extinguishment & modification of debt (2)	—	3	69	84
Restructuring charges (3)	—	3	9	6
Stock-based compensation	7	7	26	26
Acquisition and integration costs (4)	1	1	6	1
Other	2	—	—	—
Adjusted EBITDA	$187	$152	$871	$731

(1)         Depreciation and amortization includes amounts recorded within Cost of sales in the Consolidated Statements of Operations.

(2)         Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modification.

(3)         Represents the costs related to exiting the Company’s previous corporate headquarters and the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(4)         Represents the costs incurred in the acquisition and integration of A.H. Harris Construction Supplies.

Adjusted Net Income

The following table presents a reconciliation of Net income (loss) and Income (loss) from Continuing Operations, the most directly comparable financial measures under U.S. GAAP, to Adjusted net income for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	February 3, 2019	January 28, 2018	February 3, 2019	January 28, 2018
Net income (loss)	$92	$(9)	$394	$970
Less income from discontinued operations, net of tax	2	9	3	803
Income (loss) from continuing operations	90	(18)	391	167
Plus: Provision for income taxes	30	101	135	193
Less: Cash income taxes (1)	(4)	(2)	(13)	(16)
Plus: Amortization of acquisition-related intangible assets (other than software)	6	3	22	12
Plus: Loss on extinguishment & modification of debt (2)	—	3	69	84
Plus: Restructuring charges (3)	—	3	9	6
Plus: Acquisition and integration costs (4)	1	1	6	1
Adjusted Net Income	$123	$91	$619	$447

Diluted weighted average common shares outstanding	175,593	185,897	181,929	193,668
Adjusted net income per share – diluted	$0.70	$0.49	$3.40	$2.31

(1)         Cash paid for income taxes in fiscal 2017 excludes $13 million in tax payments related to the sale of the Waterworks business unit.

(2)         Represents the loss on extinguishment of debt including the premium paid to repurchase or call the debt as well as the write-off of unamortized deferred financing costs, original issue discount, and other assets or liabilities associated with such debt. Also includes the costs of debt modifications.

(3)         Represents the costs related to exiting the Company’s previous corporate headquarters and the costs incurred for strategic alignment of workforce and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(4)         Represents the costs incurred in the acquisition and integration of A.H. Harris Construction Supplies.

No reconciliation of the forecasted range for Adjusted EBITDA to Net income and Adjusted net income per diluted share to Net income per diluted share for first-quarter 2019 and full-year fiscal 2019 is included in this press release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.